FOR IMMEDIATE RELEASE

Contact:	Vince C. Klinges
Chief Financial Officer
Logility Supply Chain Solutions, Inc.
(404) 264-5477

LOGILITY SUPPLY CHAIN SOLUTIONS ANNOUNCES TAX TREATMENT OF 2024 DISTRIBUTIONS

ATLANTA, GA (January 21, 2025) - Logility Supply Chain Solutions, Inc. (NASDAQ: LGTY) has determined that certain 2024 distributions are considered to be return of capital (non-dividend) distributions.

This tax treatment will affect shareholders’ tax basis in their shares. To assist investors with tax reporting, Form 8937, Report of Organizational Actions Affecting Basis of Securities has been posted on the Investor section of the Company’s website under “Investor Relations.”

Shareholders should consult their tax advisors to determine how this change may affect their 2024 taxes.

About Logility Supply Chain Solutions, Inc.

Atlanta-based Logility Supply Chain Solutions, Inc. (NASDAQ: LGTY), through its operating entity Logility is a market-leading provider of AI-first supply chain management solutions engineered to help organizations build sustainable digital supply chains that improve people’s lives and the world we live in. The company’s approach is designed to reimagine supply chain planning by shifting away from traditional “what happened” processes to an AI-driven strategy that combines the power of humans and machines to predict and be ready for what’s coming. Logility’s fully integrated, end-to-end platform helps clients know faster, turn uncertainty into opportunity, and transform supply chain from a cost center to an engine for growth. With over 550 clients in 80 countries, the company is headquartered in Atlanta, GA. You can learn more about Logility Supply Chain Solutions at www.logility.com, or by calling (404) 364-7615 or emailing Press@Logility.com.

Logility® is a registered trademark of Logility, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

LOGILITY SUPPLY CHAIN SOULTIONS, INC.
FORM 8937
ATTACHMENT 1
WITH RESPECT TO RETURN OF CAPITAL DISTRIBUTIONS

Part II, Box 14

Logility Supply Chain Solutions, Inc. declared and paid cash dividends to shareholders of record on the dates shown below. Each of these dividends constituted a return of capital for U.S. Federal Income Tax purposes.

Nondividend distributions made to holders of Logility Supply Chain Solutions, Inc. Common Stock (Ticker Symbol: LGTY, CUSIP:029683109) were as follows:

Record Date	Payable Date	Distribution Rate per Share	Return of Capital % of Distribution
2/2/2024	2/16/2024	$0.11	26.587%
5/3/2024	5/17/2024	$0.11	29.313%
8/16/2024	8/30/2024	$0.11	53.137%
11/15/2024	11/29/2024	$0.11	71.513%

Part II, Box 15
Each shareholder that received a dividend with respect to a share held on the Record Date must reduce its tax basis in that share by the percentage reflected of the amount of the dividend recorded that was a return of capital. To the extent that the dividends received exceed a shareholder’s tax basis in the share, the excess will constitute a taxable gain. Shareholders should consult their tax advisors with respect to the U.S. Federal Income Tax treatment of any such gain as the tax treatment of the gain will depend on the shareholder’s individual tax circumstances.
Part II, Box 16
Please see Part II, Box 15 above for a general description of a shareholder’s change in basis calculation. The amount of the basis reduction described will be measured by the amount of cash distributions received.
Part II, Box 17
Tax consequences are determined under Sections 301(c) and 1001 of the Code.
Part II, Box 18
No tax loss will arise from the receipt of these cash distributions.
Part II, Box 19
Adjustments to the tax basis of stock (and of any taxable gain) resulting from these cash distributions are reportable in the tax period in which each distribution was received. For calendar year taxpayers, the reportable tax year for the aggregate distributions received is 2024.

Individual tax consequences may vary. Shareholders are urged to consult their own tax advisors. The information contained herein does not constitute tax advice. It is not intended or written to be used, and cannot be used, for the purpose of avoiding tax penalties.

Contacts
Vince C. Klinges
Chief Financial Officer
Logility Supply Chain Solutions, Inc
(404) 264-5477